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Exhibit 99.1

NEWS RELEASE
For Immediate Release

Contact:	Kenneth R. Posner, President & Chief Financial Officer, 312-202-1924 Chart House Enterprises, Inc.

Chart House Enterprises Announces Completion of
Reverse Stock Split and New Trading Symbols

        CHICAGO, February 22, 2002—Chart House Enterprises, Inc. (OTCBB:CHTD) announced today that the Company's previously announced reverse split of its common stock will become effective as of 5:00 p.m. (Eastern standard time) today. In the reverse stock split, each six shares of the Company's common stock issued and outstanding will be automatically converted into one share of common stock. Stockholders who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive one share of common stock.

        As previously reported, the primary objective of the reverse stock split is to increase the per share price of the Company's common stock. The Company has submitted applications for listing of its shares on other stock exchanges, each of which has minimum share price listing requirements. No assurances can be given that such applications will be approved. Until such time as the Company's listing applications are approved, prices for the shares are being quoted on the NASD OTC Bulletin Board. Following the effective time of the reverse stock split, the symbol for the Company's common stock will become FISH and the symbol for the Series A preferred stock will become FISHP.

        Headquartered in Chicago, Chart House Enterprises, Inc. currently operates 45 restaurants in the continental United States. They include the California-inspired Chart House Restaurants, known for great seafood, spectacular locations, and breathtaking views, Angelo and Maxie's, a sophisticated steakhouse with oversized portions at reasonable prices, and the South Pacific-inspired Peohe's Restaurant located in Coronado, California.

        Certain of the statements contained in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include financial projections, estimates and statements regarding plans, objectives and expectations of the Company and its management. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Information on significant potential risks and uncertainties is set forth more fully in the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10- Q, reports on Form 8-K and annual reports on Form 10-K.

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  Exhibit 99.1